AGREEMENT AND PLAN OF MERGER



                                      among



                           PLATINUM technology, inc.,

                          PT ACQUISITION CORPORATION I



                                       and



                                 MASTERING, INC.



                          Dated as of February 18, 1998

                                TABLE OF CONTENTS


1.       THE MERGER.........................................................  1
         1.1  The Merger....................................................  1
         1.2   Effective Time...............................................  1
         1.3   Effect of the Merger.........................................  2
         1.4   Name; Certificate of Incorporation; Bylaws...................  2
         1.5   Directors and Officers.......................................  2
         1.6   Effect on Capital Stock......................................  2
         1.7   No Dissenters' Rights........................................  3
         1.8   Surrender of Certificates....................................  4
         1.9   No Further Ownership Rights in Company Capital Stock.........  5
         1.10   Lost, Stolen or Destroyed Certificates......................  5
         1.11   Tax and Accounting Consequences.............................  6
         1.12   Taking of Necessary Action; Further Action..................  6

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................  6
         2.1   Organization of the Company..................................  6
         2.2   Company Capital Structure....................................  6
         2.3   Obligations With Respect to Capital Stock....................  7
         2.4   Authority; No Conflicts......................................  8
         2.5   SEC Filings; Company Financial Statements....................  9
         2.6   Absence of Certain Changes of Events......................... 10
                  .......................................................... 10
         2.7   Liabilities.................................................. 10
         2.8   Taxes........................................................ 10
         2.9   Restrictions on Business Activities.......................... 12
         2.10   Absence of Liens and Encumbrances........................... 12
         2.11   Intellectual Property....................................... 13
         2.12   Agreements, Contracts and Commitments....................... 15
         2.13   No Default.................................................. 16
         2.14   Governmental Authorization.................................. 16
         2.15   Litigation.................................................. 17
         2.16   Insurance................................................... 17
         2.17   Labor Matters............................................... 17
         2.18   Employee Benefits........................................... 18
         2.19   Relationships with Related Persons.......................... 19
         2.20   State "Anti-Takeover" Statutes.............................. 20
         2.21   Pooling of Interests........................................ 20
         2.22   Change of Control Payments.................................. 20
         2.23   Registration Statements; Proxy Statements/Prospectus........ 20
         2.24   Board Approval.............................................. 21
         2.25   Fairness Opinion............................................ 21
         2.26   Brokers' and Finders' Fees.................................. 21

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND
                  MERGER SUB................................................ 21
         3.1   Organization of Parent....................................... 21
         3.2   Absence of Certain Changes of Events......................... 21
                                       (i)

         3.3   Capital Structure............................................ 22
         3.4   Authority; No Conflict....................................... 24
         3.5   SEC Filings; Parent Financial Statements..................... 24
         3.6   Pooling of Interests......................................... 25
         3.7   Registration Statement; Proxy Statement/Prospectus........... 25
         3.8   Board Approval............................................... 26
         3.9   Fairness Opinion............................................. 26
         3.10   Brokers' and Finders' Fees.................................. 26
         3.12   Employee Benefits........................................... 26
         3.14   Taxes....................................................... 27
         3.15   Intellectual Property....................................... 28
         3.16   Governmental Authorization.................................. 28
         3.17   Litigation.................................................. 28

4.       CONDUCT PRIOR TO THE EFFECTIVE TIME................................ 28
         4.1   Conduct of Business of the Company........................... 28
         4.2   Conduct by Parent............................................ 31

5.       ADDITIONAL AGREEMENTS.............................................. 31
         5.1   Proxy Statement/Prospectus; Registration Statement........... 31
         5.2   Meeting of Stockholders...................................... 32
         5.3   Access to Information; Confidentiality....................... 32
         5.4   No Solicitation.............................................. 32
         5.5   Expenses..................................................... 34
         5.6   Break-Up Fee................................................. 34
         5.7   Public Disclosure............................................ 35
         5.8   Pooling Accounting........................................... 35
         5.9   Auditors' Letters............................................ 35
         5.10   Affiliate Agreements........................................ 36
         5.11   Legal Requirements.......................................... 36
         5.12   Blue Sky Laws............................................... 36
         5.13   Reasonable Commercial Efforts and Further Assurances........ 36
         5.14   Certain Benefit Plans....................................... 37
         5.15   Tax-Free Reorganization..................................... 38
         5.16   Nasdaq Listing.............................................. 38
         5.17   Indemnification............................................. 38
         5.18   Notification................................................ 38
         5.19   Company Stock Options; Employee Stock Purchase Plan......... 38

6.       CONDITIONS TO THE MERGER........................................... 39
         6.1   Conditions to Obligations of Each Party to Effect the Merger. 39
         6.2   Additional Conditions to Obligations of The Company.......... 40
         6.3   Additional Conditions to Obligations of Parent and Merger Sub 42

7.       TERMINATION, AMENDMENT AND WAIVER.................................. 46
         7.1   Termination.................................................. 46
         7.2   Effect of Termination........................................ 47
         7.3   Notice of Termination........................................ 48
                                      (ii)

         7.4   Amendment.................................................... 48
         7.5   Extension; Waiver............................................ 48

8.       GENERAL PROVISIONS................................................. 48
         8.1   Non-Survival of Representations and Warranties............... 48
         8.2   Notices...................................................... 48
         8.3   Interpretation............................................... 49
         8.4   Counterparts................................................. 50
         8.5   Entire Agreement............................................. 50
         8.6   Severability................................................. 50
         8.7   Other Remedies............................................... 50
         8.8   Governing Law................................................ 50
         8.9   Rules of Construction........................................ 50
         8.10   Assignment.................................................. 50
                                      (iii)

                            GLOSSARY OF DEFINED TERMS



"Acquiring Persons".................................................Section 2.2

"Acquisition Proposal"..............................................Section 5.4

"Affiliates".......................................................Section 5.10

"Agreement"........................................................Introduction

"Certificate of Merger".............................................Section 1.2

"Certificates"......................................................Section 1.8

"Clarification Agreements"..........................................Section 6.3

"Closing"...........................................................Section 1.2

"Closing Date"......................................................Section 1.2

"Code"................................................................Recital D

"Commercial Software"..............................................Section 2.11

"Company"..........................................................Introduction

"Company Affiliate Agreement"......................................Section 5.10

"Company Affiliate Agreements".....................................Section 5.10

"Company Balance Sheet".............................................Section 2.5

"Company Capital Stock".............................................Section 1.6

"Company Employees"................................................Section 5.14

"Company Ex-U.S. Pension Plan".....................................Section 2.18

"Company Financials"................................................Section 2.5

"Company Intellectual Property Rights".............................Section 2.11

"Company Permits"..................................................Section 2.14

"Company Plan".....................................................Section 2.18

"Company Preferred Stock"...........................................Section 2.2
                                      (iv)

                            GLOSSARY OF DEFINED TERMS

"Company Right".....................................................Section 2.2

"Company Rights Agreement"..........................................Section 2.2

"Company Schedules"...................................................Section 2

"Company SEC Reports"...............................................Section 2.5

"Company Stock Option".............................................Section 5.19

"Company Stock Option Plan.........................................Section 5.19

"Company Stockholders' Meeting"....................................Section 2.23

"Confidentiality Agreements"........................................Section 5.3

"Conversion Shares".................................................Section 1.6

"Company December 31st Financials"..................................Section 2.5

"Delaware Law"......................................................Section 1.1

"Effective Time"....................................................Section 1.2

"End-User Licenses"................................................Section 2.11

"ERISA"............................................................Section 2.18

"ERISA Affiliate"..................................................Section 2.18

"Exchange Act"......................................................Section 2.4

"Exchange Agent"....................................................Section 1.8

"Exchange Ratio"....................................................Section 1.6

"Expenses"..........................................................Section 5.5

"Family"...........................................................Section 2.19

"Governmental Entity"...............................................Section 2.4

"HSR Act"...........................................................Section 2.4

"Material Adverse Effect"..................................Sections 2.6 and 3.2

"Material Contract"................................................Section 2.12
                                       (v)

                            GLOSSARY OF DEFINED TERMS

"Merger"..............................................................Recital A

"Merger Sub".......................................................Introduction

"Millennial Dates".................................................Section 2.11

"Notes".............................................................Section 3.3

"Parent"...........................................................Introduction

"Parent Affiliate Agreement".......................................Section 5.10

"Parent Balance Sheet"..............................................Section 3.5

"Parent Common Stock"...............................................Section 1.6

"Parent December 31st Financials"...................................Section 3.5

"Parent Financials".................................................Section 3.5

"Parent Intellectual Property Rights"..............................Section 3.15

"Parent Permits"...................................................Section 3.16

"Parent Plan"......................................................Section 3.12

"Parent-Provided Plans"............................................Section 5.14

"Parent Rights".....................................................Section 3.3

"Parent Rights Agreement"...........................................Section 3.3

"Parent Schedules"....................................................Section 3

"Parent SEC Reports"................................................Section 3.5

"Piper Engagement Letter"..........................................Section 2.26

"Proxy Statement"..................................................Section 2.23

"Qualifying Subsequent Parent Acquisition"..........................Section 6.2

"Registration Statement"............................................Section 3.7

"Related Persons"..................................................Section 2.19

"Returns"...........................................................Section 2.8
                                      (vi)

                            GLOSSARY OF DEFINED TERMS

"Rule 145".........................................................Section 5.10

"Securities Act"....................................................Section 2.4

"Series B Stock"....................................................Section 2.2

"Severance Obligations".............................................Section 6.3

"Share Value".......................................................Section 1.6

"Significant Tax Agreement".........................................Section 2.8

"Stock Option Plans"...............................................Section 5.19

"Substitute Option"................................................Section 5.19

"Superior Proposal".................................................Section 5.4

"Surviving Corporation".............................................Section 1.1

"Tax"...............................................................Section 2.8
                                      (vii)

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 18, 1998 among PLATINUM technology, inc., a Delaware corporation ("Parent"), PT Acquisition Corporation I, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Mastering, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. The Board of Directors of each of the Company, Parent and Merger Sub believes that it is in the best interests of each company and their respective stockholders that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company shall be converted into shares of Common Stock of Parent at the rate determined herein.

         C.  The  Company,   Parent  and  Merger  Sub  desire  to  make  certain
representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         E. The parties intend that the Merger shall be recorded for accounting purposes as a pooling of interests.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger of Merger Sub and the Company substantially in the form of Exhibit A attached hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Parent at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver (if permissible) of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree (the "Closing Date").

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 NAME; CERTIFICATE OF INCORPORATION; BYLAWS.

                  (a) The name of the Surviving Corporation will be Mastering, Inc.

                  (b) At the Effective Time, the Certificate of Incorporation of the Company shall be restated in its entirety and shall read substantially in the form set forth on Exhibit A to the Certificate of Merger.

                  (c) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS  AND  OFFICERS.  The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

         1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) Conversion of Company Capital Stock. Subject to the provisions of subsections (d) and (e) of this Section 1.6, each share of Common Stock, par value $.001 per share, of the Company (the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)) will be converted automatically into .448 shares (the "Conversion Shares") of Common Stock, par value $0.001 per share, of Parent (the "Parent Common Stock"). All shares of Company Capital Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (a) any dividends and other distributions in accordance with Section 1.8(d),
         (b) certificates representing the shares of Parent Common Stock into which such shares are converted and (c) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with
         Section 1.6(e). The ratio of Conversion Shares per share of Company Capital Stock is sometimes hereinafter referred to as the "Exchange Ratio."

                  (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock owned by the Company, Merger Sub, Parent, or any direct or indirect subsidiary of Parent or the Company, including without limitation, any shares of Company Capital Stock held as treasury stock of the Company or any direct or indirect subsidiary of the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (d) Adjustments to the Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to Parent Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

                  (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Share Value as of the Effective Time. For purposes of this Agreement, the "Share Value" means, as of any date of determination, the average of the closing (last) prices for a share of Parent Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent ten (10) days that the shares of Parent Common Stock have traded ending on the trading day immediately prior to such date of determination.

         1.7 NO DISSENTERS' RIGHTS. Holders of shares of Company Capital Stock who dissent from the Merger are not entitled to rights of appraisal under
Section 262 of the Delaware Law by virtue of Sections 262(b)(1) and (2) of the Delaware Law.

         1.8   SURRENDER OF CERTIFICATES.

                  (a) Exchange Agent. The Harris Trust and Savings Bank, or another similar institution selected by Parent and reasonably acceptable to the Company, shall act as the exchange agent (the "Exchange Agent") in the Merger.

                  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e).

                  (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this
         Article I, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6 and certain dividends and other distributions in accordance with Section 1.8(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented a share of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(e).

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6 and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

         1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of the Company and Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter supplied by the Company to Parent (the "Company Schedules") which identifies the Section numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as set forth below.

         2.1 ORGANIZATION OF THE COMPANY. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (as hereinafter defined). The Company Schedules contain a true and complete list of all of the Company's subsidiaries as of the date hereof and the jurisdiction of incorporation of each subsidiary. The Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and there are no securities exchangeable into or exercisable for any capital stock of any such subsidiary issued, reserved for issuance or outstanding. Except as set forth in the Company Schedules, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to the date hereof.

         2.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, of which there were 13,738,832 shares issued and outstanding as of the date hereof plus any shares issued on the date hereof upon exercise of options outstanding on the date hereof and 2,000,000 shares of Preferred Stock, $.001 par value ("Company Preferred Stock"), of which 300,000 shares have been designated as Series B Participating Preferred Stock ("Series B Stock"). No shares of the Company Preferred Stock are issued and outstanding as of the date hereof and there will be no such shares outstanding as of the Effective Time. The registered holders of Company Capital Stock have the right (a "Company Right") to purchase from the Company shares of Series B Stock. The description and terms of the Company Rights are set forth in a Rights Agreement (the "Company Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, a true and correct copy of which has been delivered to Parent. On or prior to the date hereof, the Board of Directors of the Company amended the Company Rights Agreement to provide that the Parent and Merger Sub are not "Acquiring Persons" as defined in the Company Rights Agreement with respect to their rights to acquire Company Capital Stock pursuant to this Agreement. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date hereof, the Company had reserved 5,515,624 shares of Company Capital Stock, net of exercises, for issuance to employees pursuant to the Company Stock Option Plans, under which options are outstanding for 4,783,397 shares of Company Capital Stock minus any options exercised on the date hereof. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules include a list for each outstanding option as of the date hereof, of the following: (i) the name of the holder of such option, (ii) the number of shares subject to such option, and (iii) the exercise price of such option. No repricing of options has taken place since December 31, 1995. For the offering period ending March 31, 1998 if all current participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of the Company Capital Stock on the first day of the current offering period), there would be an aggregate of approximately 10,055 shares issuable pursuant to the Stock Purchase Plan and no more than 11,000 shares are issuable for such offering period. Since December 31, 1996, there have been no changes in the capital structure of the Company other than issuances of Company Capital Stock (i) upon the exercise of options granted under the Company Stock Option Plans and (ii) pursuant to the Stock Purchase Plan.

         2.3 OBLIGATIONS  WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2 hereof, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 hereof, except for the vesting of options under the Company Stock Option Plans in connection with a change in control, except for rights to purchase shares of Series B Preferred Stock pursuant to the Company Rights Agreement all of which rights shall expire at the Effective Time, and except for obligations of the Company under the Stock

Purchase Plan, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company. No existing rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of Company Capital Stock, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any shares of Parent Common Stock issuable in connection with the Merger.

         2.4   AUTHORITY; NO CONFLICTS.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining requisite stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of at least a majority of the Company Capital Stock voting together as one class. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

                  (b) Except as set forth in the Company Schedules, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries is bound, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or their respective properties or assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (c) Except as set forth in the Company Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental

         Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iii) applicable requirements, if any, of The Nasdaq National Market and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         2.5   SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

                  (a) The Company has filed all forms, reports and documents required to be filed with the SEC since March 31, 1996. All such required forms, reports and documents are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Except as set forth in the Company Schedules, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including any Company SEC Reports filed after the date hereof until the Closing, and the consolidated unaudited balance sheet of the Company and its subsidiaries as of December 31, 1997 and the consolidated unaudited statement of operations for the twelve month period then ended, true and correct copies of which were delivered to the Parent prior to the date hereof (the "Company December 31st Financials"), (x) complies or complied, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared (or will be prepared, as the case may be) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (z) fairly presented (or will fairly present, as the case may be) in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited financial statements do not include footnote disclosure of the type associated with audited financial statements and (other than the Company December 31st Financials) were or are subject to normal and recurring year-end adjustments  and  to  any  other  adjustments  described  therein.  The consolidated unaudited balance sheet of the Company and its subsidiaries included in the Company December 31st Financials is hereinafter referred to as the "Company Balance Sheet."

                  (c) As of the date hereof, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

         2.6 ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as described in the Company SEC Reports filed prior to the date hereof or the Company Schedules, since the date of the Company Balance Sheet, except with respect to the actions contemplated by this Agreement, each of the Company and its subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company or any development that could reasonably be expected to have a Material Adverse Effect on the Company; (ii) any damage, destruction or loss (whether or not covered by insurance) on the Company or any of its subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Company; (iii) any material change by the Company or any of its subsidiaries in its accounting methods, principles or practices;
(iv) any material revaluation by the Company or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union; (vi) any waiver by the Company or any of its subsidiaries of any rights of material value; or (vii) any other action or event that would have required the consent of the Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement. In this Agreement, the term "Material Adverse Effect" used in reference to the Company or any of its subsidiaries means any event, change or effect materially adverse to the financial condition, assets, liabilities, results of operations or business of the Company and its subsidiaries, taken as a whole, other than changes resulting solely from changes in general economic or computer industry conditions.

         2.7 LIABILITIES. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the balance sheet included in the Company December 31st Financials, or (d) as set forth in the Company Schedules, since December 31, 1997, neither the Company nor any of its subsidiaries has incurred any material liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997 contained in the Company December 31st Financials.

         2.8   TAXES.

                  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, a "Significant Tax Agreement" is any agreement to which the Company or any subsidiary of the Company is a party under which the Company or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $10,000 in respect of Taxes payable by such other party to any taxing authority.

                  (b) Tax Returns and Audits. Except as set forth in the Company
         Schedules:

                             (i) The  Company and each of its  subsidiaries  has
                  timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made
                  (A) accruals for Taxes on the Company Balance Sheet and (B) with respect to periods after the date of the Company Balance Sheet, provisions on a periodic basis consistent with past practice on the Company's or one of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Balance Sheet or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                            (ii) Except to the extent  that any such  failure to
                  withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                           (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

                            (iv)  No   federal  or  state  Tax  audit  or  other
                  examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                             (v) Neither the Company nor any of its subsidiaries
                  has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                            (vi) Neither the Company nor any of its subsidiaries
                  is a party to (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

                           (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

                           (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise provided, however, that the Company is required to make an adjustment under
                  Section 481(a) of the Code by reason of change in accounting method related to the acquisition of Graphic Media, Inc. and the change in its accounting method from cash to accrual, and the full amount of the adjustment (which will not exceed $400,000 of taxable income) will be recognized by the Company on its timely filed federal and state income tax returns for the tax year ended December 31, 1997.

                            (ix) The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

         2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its subsidiaries or the conduct of the business by the Company or any of its subsidiaries, including any exclusive distribution or licensing agreements.

         2.10 ABSENCE OF LIENS AND ENCUMBRANCES. Each of the Company and its subsidiaries has good, valid, and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens and encumbrances, except (i) as reflected in the Company December 31st Financials,
(ii) liens for Taxes not yet due and payable, and (iii) such liens and encumbrances that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         2.11   INTELLECTUAL PROPERTY.

                  (a) Except as disclosed in the Company Schedules, the Company or its subsidiaries owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, trade secrets, know-how, computer software (in both source code and object code form), and tangible or intangible proprietary information or material (excluding in each case Commercial Software (as defined below)) that are material to the business of the Company or its subsidiaries as currently conducted (the "Company Intellectual Property Rights"). Except as disclosed in the Company Schedules, each of the Company and its subsidiaries has licenses for all Commercial Software used in its business and neither the Company nor any subsidiary has any obligation to pay fees, royalties and other amounts at any time pursuant to any such license. "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to the Company or any of its subsidiaries pursuant to end-user licenses and which are used in the Company's or any of its subsidiaries' respective businesses.

                  (b) The Company Schedules set forth a complete list of all licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party (as licensor, licensee or otherwise) and pursuant to which the Company or any of its subsidiaries or any other person is authorized to use, sell, or license any Company Intellectual Property Rights (excluding object code end-user licenses granted to end-users pursuant to the Company's standard form of end-user license in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")). Neither the Company nor any of its subsidiaries is in violation of any such license, sublicense or agreement, except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (c) Except as disclosed in the Company Schedules, the Company or one of its subsidiaries is the sole and exclusive owner of the Company Intellectual Property Rights (free and clear of any liens or encumbrances), and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are currently being used. Except as disclosed on the Company Schedules, the Company or one of its subsidiaries is a non-exclusive licensee as to all other Company Intellectual Property Rights with rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are currently being used. Neither the Company nor any of its subsidiaries is contractually obligated to pay compensation to any third party with respect to any Company Intellectual Property Rights, except pursuant to the agreements disclosed on the Company Schedules.

                  (d) Except as disclosed in the Company Schedules, neither the Company nor any of its subsidiaries has infringed on any intellectual property rights of any third persons, except for infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (e) Except as disclosed in the Company Schedules, no claims with respect to the Company Intellectual Property Rights are pending or, to the knowledge of the Company, threatened by the Company or any third party, (i) alleging that the manufacture, sale, licensing or use of any Company Intellectual Property Rights as now manufactured, sold, licensed or used by the Company or any of its subsidiaries or any third party infringes on any intellectual property rights of any third party or the Company, (ii) against the use by the Company or any of its subsidiaries or any third party of any technology, know-how or computer software used in the Company's business as currently conducted or (iii) challenging the ownership by the Company or any of its subsidiaries, validity or effectiveness of any such Company Intellectual Property Rights; provided, however, no disclosure pursuant to this paragraph (e) shall be required with respect to any Company Intellectual Property Rights which are licensed to the Company or any of its subsidiaries on a non-exclusive basis, unless the Company has knowledge of the pending or threatened claim and such claim, if true, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (f) Except as disclosed in the Company Schedules, neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any products to any class or type of customers, in any geographic area or during any period of time.

                  (g) The Company or one of its subsidiaries has taken reasonable security measures to safeguard and maintain their respective property rights in, all Company Intellectual Property Rights owned by the Company or any of its subsidiaries. Except for clerical and other lower level internal support personnel (e.g. mail room, messengers, etc.), all officers, employees and consultants of the Company or any of its subsidiaries have executed and delivered to the Company or one of its subsidiaries an agreement regarding the protection of proprietary information, and (i) the assignment to the Company or one of its subsidiaries of all Company Intellectual Property Rights arising from the services performed for the Company or any of its subsidiaries by such persons, or (ii) the ownership by the Company or one of its subsidiaries of all Company Intellectual Property Rights arising from the services performed for the Company or one of its subsidiaries by such persons. To the knowledge of the Company, no current or prior officers, employees or consultants of the Company or any of its subsidiaries claim, and neither the Company nor any of its subsidiaries is aware of any grounds to assert a claim to, any ownership interest in any Company Intellectual Property Right as a result of having been involved in the development of such property while employed by or consulting to the Company or one of its subsidiaries, or otherwise.

                  (h) Except as disclosed in the Company Schedules, the occurrence in or use by any computer software included in the Company Intellectual Property Rights, of dates on or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of such software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing) and such software will create, sort and generate output data related to or including Millennial Dates without any material errors or omissions.

                  (i) No government funding or university or college facilities were used in the development of the computer software programs or applications owned by the Company or one of its subsidiaries.

         2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Company Schedules or in the Exhibits to the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is a party to nor is it or its assets bound by any Material Contract. For purposes of this Agreement, "Material Contract" means:

                  (a) any collective bargaining agreements;

                  (b)  any  employment  or  consulting  agreement,  contract  or binding commitment (including royalty agreements with employees) providing for compensation or payments in excess of $50,000 in any year not terminable by the Company or its subsidiary on thirty days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's or its subsidiary's ability to terminate employees at will;

                  (c) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or the right to benefits will be created, by the occurrence of any of the transactions contemplated by this Agreement;

                  (d) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $100,000 individually or in the aggregate, and any agreement of indemnification or guarantee between the Company or any of its subsidiaries and any of its officers or directors, irrespective of the amount of such agreement or guarantee;

                  (e) Any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its subsidiaries to engage in any line of business, compete with any person, or sell any product, or following the consummation of the Merger would so limit Parent, the Company or any of Company's subsidiaries;

                  (f) any agreement, contract or binding commitment relating to capital expenditures and involving future obligations in excess of $250,000;

                  (g) any agreement, contract or binding commitment relating to the disposition or acquisition of assets not in the ordinary course of business (since March 1, 1996) or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

                  (i) any joint marketing or development agreement (including any agreements with independent contractors);

                  (j) any distribution, sales representative, reseller, or value-added reseller agreement, including in such Company Schedules an indication of those distributors, sales representatives, resellers or value-added resellers who have not met the quotas established in accordance with those agreements or whose agreements are otherwise currently terminable;

                  (k)   other   than  in   connection   with  the   transactions
         contemplated by this Agreement, any other agreement, contract or binding commitment (excluding real and personal property leases) which involves payment by the Company or any of its subsidiaries of $100,000 or more in any twelve (12) month period or $250,000 in the aggregate and is not cancelable without penalty within thirty (30) days;

                  (l) any escrow agreements involving Company Intellectual Property Rights (including source codes);

                  (m) any agreements to register its securities; or

                  (n) any other material agreements, contracts or binding commitments.

The numerical thresholds set forth in this Section 2.12 shall not be deemed in any respects to define materiality for other purposes of this Agreement.

         2.13 NO DEFAULT. Neither the Company nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, in any material respect, any Material Contract. Each Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect, except for such Material Contracts for which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         2.14 GOVERNMENTAL AUTHORIZATION. Each of the Company and its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of its business as currently conducted (the "Company Permits"). Neither the Company nor any of its subsidiaries is in violation of the terms of the Company Permits, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The business of the Company and its subsidiaries is not being, and the business of the Company and its subsidiaries (and any prior subsidiaries (but only with respect to the period prior to the disposition of such subsidiary)) currently or previously conducted has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No material investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened.

         2.15 LITIGATION. Except as disclosed in the Company Schedules or in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except for suits, actions, arbitrations, demands, claims and proceedings which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries. The Company has made available to Parent or its counsel correct and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last two completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

         2.16 INSURANCE. Other than with respect to directors and officers insurance and errors and omissions insurance, the Company and each of its subsidiaries maintains in full force and effect insurance on its assets and its business and operations against loss or damage, risks, hazards, and liabilities of any kinds on and in the amounts customarily insured against by corporations engaged in the same or similar businesses.

         2.17 LABOR MATTERS. Each of the Company and its subsidiaries has complied with all applicable laws, and there is no allegation, charge or complaint or proceeding pending or, to the Company's knowledge, threatened against the Company, its subsidiaries or any of their officers, directors or employees, relating to the employment of labor, including with respect to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other taxes, workers compensation or long term disability, except, in each case, for any such non-compliance, allegations, charges, complaints or proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in the Company Schedules, there has never been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, any labor arbitration, or proceeding in respect of the grievance of any employee, or other labor dispute against or affecting the Company or any of its subsidiaries, except, in each case, for any of the foregoing which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or, to the knowledge of the Company, any strike, slowdown, picketing, work stoppage, organizational activity or application or complaint filed by an employee or union with the National Labor Relations Board or any comparable governmental authority. No application for certification of a collective bargaining agent is pending or, to the Company's knowledge, threatened. There is no lockout of any employees by the Company or any of its subsidiaries, and no such action is contemplated by the Company or any of its subsidiaries. As of the date hereof, neither the Company nor any of its subsidiaries has given to or received from any current officer or director of the Company or any of its subsidiaries or any current instructor for the Company's or any of its subsidiaries' instructor-led training seminars, written notice of termination of employment or has the knowledge that any such officer, director or instructor intends to terminate such employment.

         2.18 EMPLOYEE BENEFITS.

                  (a) The Company Schedules contain a list of each Company Plan (as hereinafter defined) maintained by the Company or any of its subsidiaries. With respect to each Company Plan, the Company has delivered to Parent prior to the date hereof, to the extent applicable, a true and correct copy of (i) such Company Plan and all amendments thereto, (ii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required, (iv) the most recent annual report (Form 5500) filed with the IRS, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as set forth on the Company Schedules and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any Company Plan which is likely to result in liability to the Company and (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. At no time has the Company or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability with respect to, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (b) There has been no failure to make any contribution or pay any amount due to any Company Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                  (c) To the knowledge of the Company, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Company Plan which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA, including, without limitation, any material liability in the event of the involuntary termination of any Company Plan subject to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or
         Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to the Company or its subsidiaries. All Company Plans that are intended to be qualified under
         Section 401(a) of the Code have been determined by the IRS to be so qualified, and there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA or as disclosed in the Company Schedules.

                  (d) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates or otherwise may have any liability and (ii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                  (e) The Company Schedules contain a list of each Company Ex-U.S. Pension Plan and the Company has made available to Parent prior to the date hereof a copy of any written plan document with respect thereto. Except for non-compliance that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded plan or arrangement equals or exceeds the value of the accrued benefits. "Company Ex-U.S. Pension Plan" shall mean any arrangement providing retirement pension benefits that is established or maintained by the Company or any of its subsidiaries exclusively for the benefit of employees who are or were employed outside the United States.

                  (f) The Company Schedules contain a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers and employees of the Company and each ERISA Affiliate, (ii) severance plans, programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control or similar provisions. The Company has provided to Parent a true and complete copy of each of the foregoing.

         2.19 RELATIONSHIPS WITH RELATED PERSONS. Except as disclosed in the Company SEC Reports filed prior to the date hereof and except as set forth on the Company Schedules, there are no, and since January 1, 1997 have not been any, undischarged contracts or agreements or other material transactions between the Company or any of its subsidiaries, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company or any of its subsidiaries. For purposes hereof, the term "Related Persons" shall mean: (a) each other member of such individual's Family and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, (iii) any lineal descendant of such individual, or (iv) a trust for the benefit of the foregoing.

         2.20 STATE "ANTI-TAKEOVER" STATUTES. Neither Section 203 of Delaware law nor any other "fair price" or "control share acquisition" statute or other similar statute or regulation will apply to the Merger or this Agreement or the transactions contemplated hereby.

         2.21 POOLING OF INTERESTS. To the knowledge of the Company, based on consultation with its independent accountants, neither the Company nor its directors, officers or stockholders has taken any action which would preclude
(i) Parent's ability to account for the Merger as a pooling of interests or (ii) Parent's, Surviving Corporation's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

         2.22 CHANGE OF CONTROL PAYMENTS. Except as set forth on the Company Schedules, except for the acceleration of vesting of outstanding stock options in accordance with the terms of the Company Stock Option Plans, except for employment agreements with directors and officers entered into before the date of this Agreement and filed with the SEC and except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries from the Company or any of its subsidiaries, under any Company Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan,

(iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) create a right to receive payments upon a subsequent termination of employment.

         2.23 REGISTRATION STATEMENTS; PROXY STATEMENTS/PROSPECTUS. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.7) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by or concerning the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or concerning Parent or Merger Sub which is contained in any of the foregoing documents.

         2.24 BOARD APPROVAL. The Board of Directors of the Company, has, on or prior to the date hereof, approved this Agreement and the Merger.

         2.25 FAIRNESS OPINION. The Company has received a written opinion from Piper Jaffray Inc. dated as of the date hereof, that the Exchange Ratio contemplated by this Agreement is fair to the Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

         2.26 BROKERS' AND FINDERS' FEES. Neither the Company nor any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for a fee due to Piper Jaffray Inc. at the Effective Time pursuant to an agreement, a copy of which has been provided to Parent (the "Piper Engagement Letter").

         3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND
                  MERGER SUB

         Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Schedules") and dated as of the date hereof as follows:

         3.1 ORGANIZATION OF PARENT. Each of Parent and its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individual or in the aggregate, a Material Adverse Effect on Parent. Parent has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents of Parent, each as amended to date, to counsel for the Company.

         3.2 ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as described in the Parent SEC Reports (as hereinafter defined) filed prior to the date hereof, since the date of the Parent Balance Sheet (as hereinafter defined), except with respect to the actions contemplated by this Agreement, the Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse
 Effect on the Parent or any development that could reasonably be expected to have a Material Adverse Effect on the Parent; (ii) any damage, destruction or loss (whether or not covered by insurance) on the Parent or any of its material subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Parent; (iii) any material change by the Parent or any of its material subsidiaries in its accounting methods, principles or practices;
(iv) any material revaluation by the Parent or any of its material subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, any activity or proceeding by a labor union or representative thereof to organize any employee of the Parent or any of its material subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or (vi) any waiver by the Parent of any rights of material value. In this Agreement, the term "Material Adverse Effect" used in reference to the Parent and its subsidiaries means any event, change or effect materially adverse to the financial condition, assets, liabilities, results of operations or business of the Parent and its subsidiaries, taken as a whole, other than changes resulting solely from changes in general economic or computer industry conditions.

         3.3 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Parent consists of 180,000,000 shares of Common Stock, $.001 par value, as of the date hereof, of which 64,009,818 shares were issued and outstanding as of February 13, 1998 plus any shares issued on such date upon exercise of options outstanding on such date and 10,000,000 shares of Class II Preferred Stock, $.01 par value, 1,000,000 shares of which (subject to adjustment upward or downward by the Parent's Board of Directors) have been designated Series A Junior Participating Preferred Stock and 1,775,000 of which (subject to adjustment upward or downward in accordance with the Parent's Certificate of Incorporation, as amended) have been designated as Class II Series B Preferred Stock. No shares of the Series A Junior

         Participating Preferred Stock are issued or outstanding as of the date hereof. The shares of Parent Common Stock to be issued pursuant to the Merger and upon the exercise of Substitute Options will include a corresponding number of rights (such rights being hereinafter referred to collectively as "Parent Rights") to purchase shares of Series A Junior Participating Stock pursuant to the Rights Agreement dated as of December 21, 1995 (the "Parent Rights Agreement") between Parent and Harris Trust and Savings Bank, as Rights Agent. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, 1,000 shares of which are issued and outstanding and held by Parent. A total of 1,768,421 shares of Class II Series B Preferred Stock are issued and outstanding as of the date hereof. All of the foregoing shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The registered holders of Parent Common Stock have Parent Rights, pursuant to the Parent Rights Agreement. The description and terms of the Parent Rights are set forth in the Parent Rights Agreement. As of the date hereof, Parent has also reserved (i) 864,850 shares of Common Stock for issuance to the Parent's officers, directors, employees or independent contractors or affiliates thereof under the Parent's 1989 Stock Option Plan, (ii) 115,000 shares of Common Stock for issuance to the Chief Executive Officer of the Parent under the Parent's Chief Executive Officer Stock Option Plan, (iii) 2,475,706 shares of Common Stock for issuance to the Parent's officers, directors, employees or independent contractors or affiliates thereof under the Parent's 1991 Stock Option Plan, (iv) 498,000 shares of its Common Stock for issuance to non-employee directors of the Parent under the Parent's Directors' Stock Option Plan, (v) 1,000,000 shares of its Common Stock for issuance to officers, directors, employees, independent contractors or other service providers of the Parent under the 1994 Stock Incentive Plan, (vi) 8,030,251 shares of its Common Stock for issuance to officers, directors, employees, independent contractors or other service providers of the Parent under the Parent's 1995 Employee Incentive Compensation Plan, (vii) 1,768,421 shares (subject to adjustment upward or downward) of its Common Stock for issuance upon conversion of outstanding shares of Class II Series B Preferred Stock,
         (viii) 8,243,010 shares of Common Stock for issuance upon the election by the holders of 6.75% Convertible Subordinated Notes to convert such notes into shares of Common Stock as provided therein and (ix) 4,160,600 shares of Common Stock for issuance upon the election by the holders of 6.25% Convertible Subordinated Notes to convert such notes into shares of Common Stock as provided therein. As of December 31, 1997, of the 13,474,659 shares of Parent Common Stock reserved for issuance upon exercise of options therefor, 11,861,865 shares remained subject to outstanding options and 1,612,794 shares were reserved for future grant. In addition, pursuant to Parent's Employee Stock Purchase Plan, 300,000 shares of Parent's Common Stock will be issuable to the participants therein for the offering period ending February 28, 1998, provided that all participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of Parent's Common Stock on the first day of the current offering period). In addition, as of the date hereof, there are outstanding (A) $115,000,000 (aggregate principal amount) of 6 3/4% Convertible Subordinated Notes Due 2001 (the "Notes"), which Notes are
         (i) convertible at the option of the holder into shares of Parent Common Stock at any time prior to maturity at a conversion price of $13.95 per share

         (equivalent to a conversion rate of 71.685 shares per $1,000 principal amount of Notes), (ii) redeemable at the option of Parent at any time after November 15, 1999 and (iii) mature on November 15, 2001, and (B) $150,000,000 (aggregate principal amount) of 6.25% Convertible Subordinated Notes Due 2002, which (i) are redeemable at the option of the Purchaser at any time after December 15, 2000 and (ii) mature on December 15, 2002. Except as set forth in the Parent Schedules and for shares of Parent Capital Stock issuable in connection with business combinations or acquisitions of technology pursuant to agreements entered into after the date hereof, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

                  (b) The shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of Substitute Options will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

         3.4   AUTHORITY; NO CONFLICT.

                  (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

                  (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its subsidiaries or their respective properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub and their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger

         Sub of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Form S-4 Registration Statement with the SEC, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of a Form 8-K with the SEC, (v) listing of the shares on the Nasdaq National Market, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

         3.5   SEC FILINGS; PARENT FINANCIAL STATEMENTS

                  (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996. All such required forms, reports and documents are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing and the consolidated unaudited balance sheet of the Parent and its subsidiaries as of December 31, 1997 and the consolidated unaudited statement of operations and cash flow for the twelve month period then ended, true and correct copies of which were delivered to the Company (the "Parent December 31st Financials"), (i) complies, or complied, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared (or will be prepared) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented (or will fairly present) in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and (other than the Parent December 31st Financials) were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The consolidated unaudited balance sheet of Parent and its subsidiaries included in the Parent December 31st Financials is hereinafter referred to as the "Parent Balance Sheet."

                  (c) Except as set forth on the Parent Schedules, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

         3.6 POOLING OF INTERESTS. To the Parent's knowledge, based on consultation with its independent accountants, neither the Parent nor its directors, officers or stockholders nor any of its subsidiaries has taken any action which would preclude (i) the Parent's ability to account for the Merger as a pooling of interests or (ii) the Parent's or the Surviving Corporation's ability to continue to account for as a pooling of interests any past acquisitions by Parent or the Company currently accounted for as a pooling of interests.

         3.7 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Other than with respect to the information supplied by the Company, the registration statement on Form S-4 (or such other or successor form as shall be appropriate) (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Parent for inclusion in the Proxy
Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Parent or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

         3.8 BOARD APPROVAL. The Board of Directors of Parent has, as of the date hereof, approved this Agreement and the Merger.

         3.9 FAIRNESS OPINION. Parent has received a written opinion from Donaldson Lufkin & Jenrette Securities Corporation, dated as of the date hereof, that the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to the Company a copy of such opinion.

         3.10 BROKERS' AND FINDERS' FEES. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except for a fee due to Donaldson, Lufkin & Jenrette Securities Corporation at the Effective Time.

         3.11 OPERATIONS OF MERGER SUB. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         3.12   EMPLOYEE BENEFITS.

                  (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent,
         (i) each Parent Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations and (ii) there has been no failure to make any contribution or pay any amount due to any Parent Plan as required by Section 412 of the Code or
         Section 302 of ERISA and no Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                  (b) To the knowledge of Parent, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Parent Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in
         Section 406 of ERISA or Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to Parent or its subsidiaries.

                  (c) As used herein, "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in
         Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates or otherwise may have any material liability.

         3.13 LIABILITIES. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for liabilities set forth on the balance sheet included in the Parent December 31st Financials, (c) as set forth in Parent and Merger Sub Schedules or (d) other liabilities that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, since December 31, 1997, none of Parent, Merger Sub or any of Parent's subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of Parent and its subsidiaries as of December 31, 1997 contained in the Parent December 31st Financials.

         3.14 TAXES. Except as set forth in Parent and Merger Sub Schedules:

                  (a) Parent and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by Parent and each of its subsidiaries, except where any such failure to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Taxes imposed on Parent or any of its subsidiaries by a taxing authority or for which Parent or any of its subsidiaries is or could be liable, whether to a taxing authority or to other persons or entities, to the extent required to be paid by Parent or any of its subsidiaries have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (b) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the Effective Time, Parent and each of its subsidiaries, will have withheld with respect to its employees all federal and state taxes, FICA, FUTA and other Taxes required to be withheld.

                  (c) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         3.15 INTELLECTUAL PROPERTY. Parent and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary Parent intellectual property rights (collectively, "Parent Intellectual Property Rights") as are necessary in connection with the business of Parent and its subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has infringed any Intellectual Property Rights of any third party, other than any infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         3.16 GOVERNMENTAL AUTHORIZATION. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses as currently conducted (the "Parent Permits") except where the failure to hold such Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is in violation of the terms of the Parent Permits, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The business of Parent and its subsidiaries is not being and the business of Parent and its subsidiaries (and any prior subsidiaries (but only with resect to the period prior to the disposition of such subsidiary)) currently or previously conducted has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No material investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened.

         3.17 LITIGATION. Except as disclosed in Parent Schedules or in Parent SEC Reports filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, except for suits, actions, arbitrations, demands, claims and proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries.

         4. CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to timely pay its debts and Taxes, subject to good faith disputes over such debts or taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company. Except as expressly provided for by this Agreement or as set forth on the Company
Schedules, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

                  (a) Except as required by the Company's benefit plans and agreements, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Enter into any partnership agreements, joint development agreements or strategic alliance agreements;

                  (c) Except as required by the Company Plans, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the Company's past agreements under similar circumstances;

                  (d) Other than in the ordinary course of business, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than the Company's standard forms of End-User Licenses entered into in the ordinary course of business consistent with past practices;

                  (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that Parent consults with the Company prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

                  (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

                  (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                  (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement, (ii) up to 11,000 shares of Company Capital Stock issuable to participants in the Stock Purchase Plan consistent with the terms of that Plan,
         (iii) shares of Company Capital Stock issuable pursuant to the Company Rights Agreement, and (iv) options to purchase up to 100,000 shares of Company Capital Stock granted to non-executive officers of the Company in the ordinary course of business, provided such options vest proportionately over a four year period, do not vest upon the consummation of the Merger or any of the transactions contemplated hereby and have an exercise price equal to the market value of the Company Common Stock on the date of grant;

                  (i) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws, or amend any Material Contract;

                  (j) Sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

                  (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

                  (l) Except as required by law, adopt or amend any Company Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee, other than bonuses reflected on the balance sheet included in the December 31st Financials and bonuses payable in the ordinary course of business pursuant to the provisions contained in the Company Schedules;

                  (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or waive any right of material value;

                  (n) Pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financials (or the notes thereto);

                  (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (p) Intentionally take any action,  including the acceleration of vesting (except as contemplated under the Company Stock Option Plans) of any options, warrants, restricted stock or other rights to acquire shares of the Company's Capital Stock, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests; or

                  (q) Take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through (p) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3, not to be satisfied.

         4.2 CONDUCT BY PARENT. Except as expressly provided for by this Agreement, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), adopt any amendments to its Certificate of Incorporation, or take any other action requiring a vote of the holders of Parent Common Stock, which would materially adversely affect the terms and provisions of the Parent Common Stock or take, or agree in writing or otherwise to take, any of the foregoing actions.

         5. ADDITIONAL AGREEMENTS

         5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare, and file with the SEC, the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Parent and Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the fairness opinion of Piper Jaffray Inc. referred to in Section 2.25. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law, subject to Section 5.4(c).

         5.2 MEETING OF STOCKHOLDERS. Promptly after the date hereof, and subject to the fiduciary duties of the Board of Directors of the Company under applicable law and also subject to Section 5.4(c), the Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger.

         5.3   ACCESS TO INFORMATION; CONFIDENTIALITY.

                  (a) Each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business, including the status of product development efforts, properties and personnel of such party as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (b) The parties acknowledge that Parent and the Company have previously executed Confidentiality Agreements (the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect in accordance with their respective terms and which Confidentiality Agreements shall be applicable to any information obtained pursuant to Section 5.3(a).

         5.4   NO SOLICITATION.

                  (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit or knowingly encourage submission of any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Company or any of its subsidiaries to, or (iv) otherwise knowingly assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Parent, Merger Sub and their affiliates, agents and representatives), in connection with any Acquisition Proposal. For the purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company, whether by way of merger, purchase of capital stock of the Company representing 25% or more of the voting power or equity of the Company, purchase of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or otherwise. In addition, subject to the Company's rights under paragraph (c) hereof, from and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent and/or Merger Sub). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Notwithstanding the provisions of paragraph (a) above, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting, nothing contained in this Agreement shall prevent the Company from furnishing information concerning the Company and its business, properties and assets (but not encouraging the request for such information) to, and participating in any negotiations or discussions with, any third party, provided that (i) such third party has made an Acquisition Proposal, or indicated an interest in making an Acquisition Proposal, and the Board of Directors of the Company determines, in its good faith reasonable judgment, that such Acquisition Proposal, if consummated, is reasonably likely to constitute a Superior Proposal (as hereinafter defined), (ii) the Company notifies Parent within 24 hours of any disclosure of non-public information to any such third party, with a description of the information to be disclosed, and (iii) the Company provides such non-public information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement. Notwithstanding the foregoing, the Company may not provide any non-public information to any third party if it has not provided such information to Parent or Parent's representatives. "Superior Proposal" shall mean a bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisor, to be more favorable to the stockholders of the Company from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of its independent financial advisor), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated.

                  (c) In the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from accepting or approving such Superior Proposal and nothing contained in this Agreement shall prevent the Board of Directors of the Company and its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to the Company's stockholders; in such case, the Board may amend, withhold or withdraw its recommendation of the Merger, decline to hold the Company Stockholders' Meeting or exercise its termination rights hereunder. Subject to the right of termination set forth in Section 7.1(f), except to the extent expressly set forth in this Section 5.4, nothing shall relieve the Company from complying with all other terms of this Agreement. Nothing contained in this paragraph (c) shall affect Parent's right to terminate this Agreement pursuant to Section 7.1 or the Company's obligations under Sections 5.5(c) and 5.6.

                  (d) The Company will (i) notify Parent within 24 hours if any proposal is made or any information or access is requested in connection with an Acquisition Proposal and (ii) within 24 hours communicate to Parent the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry (but not the identity of the offeror or potential offeror) and a list and description of any information provided to the offeror or potential offeror.

                  (e) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rule 14e-2 and 14d-9 promulgated under the Exchange Act.

         5.5   EXPENSES.

                  (a) Except as set forth in this Section 5.5, all fees and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                  (b) In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article V, the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

                  (c) If this Agreement is terminated pursuant to Section 7.1(e) because the Merger has not been consummated as a result of the failure to satisfy the condition set forth in Section 6.3(k), then the Company shall pay, or reimburse Parent, for all Expenses (as hereinafter defined), provided that Parent is not then in material breach of the terms of this Agreement.

         5.6   BREAK-UP FEE.

                  (a) If this Agreement is terminated pursuant to Section 7.1(b)(ii), 7.1(b)(iii), or 7.1(c)(iii), then, provided that Parent is not then in material breach of the terms of this Agreement, the Company shall pay to Parent, within five (5) business days following Parent's written request, therefor the aggregate sum of $1,000,000 plus Expenses (as hereinafter defined) by wire transfer of immediately available funds to an account designated by Parent. In addition, if (i) within nine months after such termination, the Company or any of its subsidiaries enters into a definitive agreement for the consummation of an Acquisition Proposal with a person or entity who had made an Acquisition Proposal or indicated an interest in making an Acquisition Proposal after the date of this Agreement but prior to the termination of this Agreement or (ii) within six months after such termination, the Company or any of its subsidiaries enters into an definitive agreement for the consummation of an Acquisition Proposal with any person or entity, then the Company shall pay to Parent, within five (5) businesses days following Parent's written request therefor, $3,000,000 by wire transfer of immediately available funds to an account designated by Parent, provided that Parent is not then in material breach of the terms of this Agreement. "Expenses" shall mean all of the reasonable out- of-pocket expenses of Parent, including but not limited to attorneys' fees, accounting fees, financial printer fees, filing fees and fees and expenses of financial advisors, in each case incurred in connection with this Agreement and the Merger, provided, however, that Parent shall have provided reasonable supporting documentation (such as invoices and receipts) to the Company for such Expenses; and provided further, that in no event shall the aggregate amount of Expenses payable by the Company pursuant to this Section 5.6 or Section 5.5(c) exceed $1,500,000.

                  (b) If this Agreement is terminated pursuant to Section 7.1(f) hereto, then, provided that Parent is not then in material breach of the terms of this Agreement, the Company shall pay to Parent, prior to the termination of this Agreement pursuant to Section 7.1(f), the aggregate sum of $4,000,000 plus Expenses by wire transfer of immediately available funds to an account designated by Parent. Under no circumstances shall the Company be required to pay to Parent more than the aggregate of $4,000,000 plus Expenses pursuant to this Section
         5.6. The foregoing sentence shall not limit in any manner Parent's remedies for a breach by the Company of this Agreement.


         5.7 PUBLIC DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market.

         5.8 POOLING ACCOUNTING. Parent and the Company shall each use its reasonable commercial efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its reasonable commercial efforts to cause its Affiliates (as defined in Section 5.10) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

         5.9 AUDITORS' LETTERS. The Company shall use its reasonable commercial efforts to cause to be delivered to the Company (with a copy to Parent) a letter of Arthur Andersen LLP, independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement becomes effective, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its reasonable commercial efforts to cause to be delivered to Parent (with a copy to the Company) a letter of KPMG Peat Marwick LLP, independent auditors to the Parent, dated a date within two business days before the date on which the Registration Statement becomes effective, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.10 AFFILIATE AGREEMENTS. Set forth respectively in Parent's Schedules and the Company's Schedules is a list of those persons who are, in Parent's or the Company's reasonable judgment, as the case may be, "Affiliates" of Parent or the Company, as the case may be, within the meaning of Rule 145 (each such person who is an "affiliate" of Parent or the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Each of Parent and the Company shall provide the other such information and documents as the other shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable commercial efforts to deliver or cause to be delivered to Parent, within thirty (30) days after the date hereof, from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit B (each, a "Company Affiliate Agreement" and, collectively, the "Company Affiliate Agreements"). Parent shall use its reasonable best efforts to deliver or cause to be delivered to the Company, within thirty (30) days after the date hereof, an Affiliate Agreement, executed by each of the Affiliates of Parent, in the form attached hereto as Exhibit C (the "Parent Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of the Company Affiliate Agreements.

         5.11 LEGAL REQUIREMENTS. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

         5.12 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company shall use its reasonable commercial efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.13   REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.

                  (a) Subject to the  exercise  of the  Company's  rights  under
         Section 5.4 hereof, each of the parties to this Agreement shall each use its reasonable commercial efforts to effectuate the transactions contemplated hereby as expeditiously as reasonably practicable and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Subject to the exercise of the Company's rights under Section 5.4 hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

                  (b) If requested by Parent to deliver the Clarification Agreements (as hereinafter defined) contemplated by Section 6.3(k), the Company shall consult with Parent and shall use its best efforts to negotiate agreements for delivery of the Clarification Agreements that are on terms most favorable to Parent and the Company after the Merger. If the Company negotiates any agreements that require it to waive or modify its existing rights to future contingent payments (provided such agreement does not require the Company or any subsidiary to pay any other amounts) in order to obtain any Clarification Agreement contemplated by Section 6.3(k), Parent will either (a) consent to such agreement and waive the requirement of Section 6.3(k)(ii) or (b) waive the condition in Sections 6.3(k)(i) and (ii).

         5.14   CERTAIN BENEFIT PLANS.

                  (a) Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Company Plans and all employment agreements entered into by the Company prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving
         Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, agreement or policy or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract. As soon as administratively practicable following the Effective Time, Parent shall cause all employees of the Company and its subsidiaries then actually at work ("Company Employees") to be covered under employee benefit and fringe benefit plans, programs, policies and arrangements that are substantially the same as the employee benefit plans, programs, policies and arrangements that Parent maintains for similarly situated employees of Parent ("Parent-Provided Plans").

                  (b) All service of a Company Employee taken into account prior to the Effective Time under any Company Plan shall, on and after the Effective Time, be taken into account as service with the Parent or any of its subsidiaries (as applicable) for purposes of eligibility to participate and vesting and accrual of benefits under any similar Parent-Provided Plan; provided, however, that a Company Employee's service prior to the Effective Time shall not be taken into account as service for purposes of the accrual of benefits under any defined benefit pension plan maintained by Parent or any of its subsidiaries on or after the Effective Time. Parent shall cause all Parent-Provided Plans to (i) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to the extent that such conditions are covered under Company Plans immediately prior to the Effective Time and (ii) provide that any expenses incurred by Company Employees (and their dependents) during the plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Parent-Provided Plans. Any salary reduction elections of Company Employees under a flexible spending plan maintained by the Company pursuant to section 125 of the Code prior to the Effective Time shall continue in effect under any similar Parent-Provided Plan on and after the Effective Time, and any amounts credited and debited to accounts of such employees under such Company Plan as of the Effective Time shall be credited and debited to such employees' accounts under such Parent-Provided Plan.

         5.15  TAX-FREE  REORGANIZATION.  Parent and the Company  shall each use
reasonable   commercial  efforts  to  cause  the  Merger  to  be  treated  as  a reorganization within the meaning of Section 368 of the Code.

         5.16 NASDAQ LISTING. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

         5.17 INDEMNIFICATION. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees of the Company and of its subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between the Company and any such person and the Company's Restated Certificate of Incorporation and By-Laws, for acts or omissions occurring at or prior to the Effective Time. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question shall be conclusively determined by the written opinion of reputable disinterested legal counsel selected by the Company's Board of Directors. Any heirs or legal representatives entitled to the benefits of such indemnification shall be deemed express third party beneficiaries of this
Section 5.17.

         5.18 NOTIFICATION. Between the date of this Agreement and the Effective Time, each party will promptly notify the other party in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of such party's representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

         5.19   COMPANY STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

                  (a) Not later than the Effective Time, each option to purchase Company Capital Stock ("Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to the Company's stock option plans (other than any "stock purchase plan" within the meaning of Section 423 of the Code) in effect on the date hereof (the "Company Stock Option Plans") shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Capital Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Capital Stock immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Substitute Options for shares of Parent Common Stock, unless in the judgment of Parent such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above in this Section 5.19, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time (including that all such Substitute Options shall be immediately exercisable pursuant to the terms of such Stock Option Plan). The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Substitute Options, as described in this Section 5.19.

                  (b) The Company shall not commence any "offering periods" under its Amended and Restated Employee Stock Purchase Plan (the "Stock Purchase Plan") after March 31, 1998, shall apply all amounts deducted and withheld thereunder to purchase shares of the Company Capital Stock in accordance with the provisions thereof, and shall terminate the Stock Purchase Plan as of the Effective Time. Parent shall have no obligation or duty in respect of the Stock Purchase Plan or the rights granted thereunder.

         6. CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company.

                  (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

                  (c) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (d) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                  (e) Opinion of Accountants. (i) Arthur Andersen LLP shall have delivered a letter to the Company, in form and substance reasonably satisfactory to the Company and Parent, that the Company is an entity that can participate in a merger that qualifies for pooling of interest accounting treatment under Accounting Principles Board Opinion No. 16, and (ii) KPMG Peat Marwick LLP shall have delivered a letter to Parent, in form and substance reasonably satisfactory to Parent, that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

                  (f) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Substitute Options) shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties.

                           (i) The  representations and warranties of Parent and
                  Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct as of the Effective Time, as if made on and as of the Effective Time, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Time, as if made on and as of the Effective Time, except in each case for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

                           (ii) All representations and warranties of Parent and
                  Merger Sub (without taking into account any qualifications for materiality or Material Adverse Effect on Parent) shall be true and correct in all respects as if made on and as of the Effective Time, except for (A) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (B) such exceptions that in the aggregate do not have a Material Adverse Effect on Parent or a material adverse effect on the Parent's or Merger Sub's ability to consummate the Merger.

                           (iii)The Company shall have received a certificate to
                  the foregoing effect signed on behalf of Parent by the President and Chief Financial Officer of Parent.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all materials respect with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to the foregoing effect signed by the President and Chief Financial Officer of Parent.

                  (c) Tax Opinion. The Company shall have received a tax opinion from Sidley & Austin, legal counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                             (i) the Merger will  constitute a  "reorganization"
                  within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                            (ii) no gain or loss will be  recognized  by Parent,
                  Merger Sub or the Company as a result of the Merger;

                           (iii)no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Capital Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                           (iv) the  aggregate tax basis of the shares of Parent
                  Common Stock received solely in exchange for Company Capital Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Capital Stock exchanged therefor;

                           (v) the  holding  period for shares of Parent  Common
                  Stock received solely in exchange for Company Capital Stock pursuant to the Merger will include the holding period of the Company Capital Stock exchanged therefor, provided such
                  Company Capital Stock was held as a capital asset by the stockholder at the Effective Time; and

                           (vi) a  stockholder  of the Company who receives cash
                  in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.


         In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Company Schedules, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Schedules and representations contained in other appropriate certificates of the Company, Parent and others.

                  (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

                  (e) Affiliate Agreements. Each of the parties identified by Parent pursuant to Section 5.10 hereof as being an Affiliate of Parent shall have executed, and Parent shall have delivered to the Company, the Parent Affiliate Agreement which shall be in full force and effect.

                  (f) Governmental Consents. All consents,  approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Material Adverse Effect on the Parent or materially impair the Company's ability to consummate the Merger.

                  (g) Fairness Opinion. If between the date of this Agreement and the Effective Time, Parent or any of its subsidiaries shall enter into a definitive agreement relating to a possible acquisition by it of another business entity (whether by way of merger, purchase of capital stock or assets or otherwise) for an equity value at the date of execution in excess of $200 Million (a "Qualifying Subsequent Parent Acquisition"), then the obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time (or such earlier date selected by the Company subsequent to its being informed of the Qualifying Subsequent Parent Acquisition) of the following additional condition, which may be waived, in writing, exclusively by the Company. The Company shall have received a written opinion from Piper Jaffray Inc. dated as of the Effective Time (or such earlier date selected by the Company subsequent to its being informed of the Qualifying Subsequent Parent Acquisition) that, after taking into account the Qualifying Subsequent Parent Acquisition, the Exchange Ratio contemplated by this Agreement is fair to the Company's stockholders from a financial point of view.

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties.

                           (i) The representations and warranties of the Company
                  contained in this Agreement that are qualified by materiality shall be true and correct as of the Effective Time, as if made on and as of the Effective Time, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Time, as if made on and as of the Effective Time, except in each case for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

                            (ii) All representations and warranties of the Company (without taking into account any qualifications for materiality or Material Adverse Effect on the Company) shall be true and correct in all respects as if made on and as of the Effective Time, except for (A) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (B) such exceptions that in the aggregate do not have a Material Adverse Effect on the Company or a material adverse effect on the Company's ability to consummate the Merger.

                           (iii)Parent and Merger Sub shall have received a certificate to the foregoing effect signed on behalf of the Company by the President and Chief Financial Officer of the Company.

                  (b) Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to the foregoing effect signed by the President and Chief Financial Officer of the Company.

                  (c) Third  Party  Consents.  Parent  shall have  received  all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Company to consummate the transactions contemplated hereby, except where the failure to receive such consents, assignments, waivers, authorizations or certificates could not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

                  (e) Affiliate Agreements. Each of the parties identified by the Company pursuant to Section 5.10 hereof as being an Affiliate of the Company shall have delivered to Parent an executed Company Affiliate Agreement which shall be in full force and effect.

                  (f) Non-Competition/Non-Solicitation Agreement. Each of Terence M. Graunke, Thomas R. Graunke, Jay Sperco and Mark Rukavina shall have executed, and the Company shall have delivered to the Parent, a Non-Competition/Non-Solicitation Agreement in substantially the form attached hereto as Exhibit D.

                  (g) Rights Plan. The Company Rights Agreement shall have been amended to provide for the expiration of all outstanding Company Rights prior to the Effective Time, all outstanding Company Rights under the Company Rights Agreement shall expire in accordance with the provisions of the Company Rights Agreement, as so amended, no Company Rights shall have been triggered prior to such expiration and no shares of Company Capital Stock or Preferred Stock shall have been issued or issuable with respect to Company Rights.

                  (h) Transaction Expenses. The Company shall have delivered to Parent evidence reasonably acceptable to Parent that the Company and its subsidiaries have not incurred costs and expenses in excess of $800,000 in the aggregate (or $2,000,000, in the aggregate, in the event that (i) a third party commences a hostile tender or exchange offer for the Company that the board of directors of the Company determines to contest, (ii) a third party commences litigation challenging the Merger or (iii) there shall have occurred an unexpected development (other than the analysis, negotiation or pursuit of an Acquisition Proposal from a third party (except for the defense of an offer as set forth in (i) above)) which has prevented the parties from consummating the Merger at the time that similar transactions would customarily be expected to close) for the costs and expenses of lawyers, accountants, investment bankers, other consultants and representatives and the costs and expenses of the printing and mailing of the finished Proxy Statement to the Company's stockholders, in connection with the preparation, negotiation and execution of this Agreement and the completion of the transactions contemplated hereby, but excluding the fees and expenses of Piper Jaffray Inc. pursuant to the Piper Engagement Letter.

                  (i) Severance Agreements.  Each of Terence M. Graunke,  Thomas
         R. Graunke and Marc Pinto shall have delivered to Parent evidence that all severance, change-of-
         control or similar arrangements or agreements pursuant to which the Company or any of its subsidiaries is obligated to make payments to Terence M. Graunke, Thomas R. Graunke or Marc Pinto, respectively, upon a change-of-control or termination of employment following a change-of-control or otherwise shall have been terminated as of the Effective Time.

                  (j) Governmental Consents. All consents,  approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Material Adverse Effect on the Parent or materially impair the Parent's or Merger Sub's ability to consummate the Merger.

                  (k) Existing Non-Competition Agreements. If requested by Parent, (i) the Company shall have delivered to Parent agreements in form and substance reasonably acceptable to the Company and Parent and duly executed by the parties to such agreements, clarifying certain non-competition covenants or agreements to which the Company or one of its subsidiaries is a party or by which it is bound ("Clarification Agreements") and (ii) neither the Company nor any of its subsidiaries shall have paid, or agreed to pay, any amounts to obtain any such Clarification Agreements.

                  (l) First Quarter Results. The Company's consolidated revenue for the three- month period ending March 31, 1998 (as set forth in its earnings release for such period) shall equal or exceed $10,640,000 (as determined in accordance with generally accepted accounting principles (including principles of materiality) applied on a basis consistent with the principles applied in preparing the Company December 31st Financials)

                  (m) Tax Opinion. Parent shall have received a tax opinion from Katten Muchin & Zavis, legal counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                             (i) the Merger will  constitute a  "reorganization"
                  within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                            (ii) no gain or loss will be  recognized  by Parent,
                  Merger Sub or the Company as a result of the Merger;

                           (iii)no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Capital Stock solely for shares of Parent Common Stock pursuant to the

                  Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                           (iv) the  aggregate tax basis of the shares of Parent
                  Common Stock received solely in exchange for Company Capital Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Capital Stock exchanged therefor;

                           (v) the  holding  period for shares of Parent  Common
                  Stock received solely in exchange for Company Capital Stock pursuant to the Merger will include the holding period of the Company Capital Stock exchanged therefor, provided such
                  Company Capital Stock was held as a capital asset by the stockholder at the Effective Time; and

                           (vi) a  stockholder  of the Company who receives cash
                  in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

         In rendering such opinion, Katten Muchin & Zavis may receive and rely upon representations contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Company Schedules, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Schedules and representations contained in other appropriate certificates of the Company, Parent and others.

                  (n) Assumption of Chicago Lease. Terence M. Graunke shall have subleased from the Company all real property leased by the Company at 676 N. Michigan in Chicago, Illinois and assumed all obligations of the Company to be performed after the Effective Time under such lease, which sublease and assumption shall be in form and substance reasonably acceptable to Parent.

         7. TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)      by mutual written consent of the Company and Parent;

                  (b)      by Parent if:

                             (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) business days after written notice to the Company (provided, that Parent is not in material breach of the terms of this

                  Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or
                  Section 6.3(b), as the case may be, will not be satisfied,

                            (ii) the Board of Directors of the Company adversely
                  amends, withholds or withdraws its recommendation of the Merger or the Merger is not submitted to the Company's stockholders as contemplated by this Agreement (provided that Parent is not in material breach of the terms of this Agreement and this Agreement has not otherwise been terminated pursuant to this Section 7.1), or

                           (iii) the Company's  stockholders  do not approve the
                  Merger at the Company Stockholders' Meeting;

                  (c)      by the Company if:

                           (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and such breach has not been cured within ten (10) business days after written notice to the Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied,

                           (ii) the  Share  Value at any time from and after the
                  date on which the Registration Statement is declared effective and prior to the date of the Company Stockholder's Meeting is less than $22.50,

                           (iii) the Company's  stockholders  do not approve the
                  Merger at the Company Stockholders' Meeting, or

                           (iv) Parent adopts a plan of complete or partial liquidation or dissolution or a plan of merger or consolidation in which Parent would become a subsidiary of any other person;

                  (d) by any party hereto if: (i) there shall be a final, non-appealable order of a Federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company, or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger;

                  (e) by any party hereto if the Merger shall not have been consummated by July 31, 1998 (provided that if the Merger shall not have been consummated solely due to the waiting period, or any extension thereof, under the HSR Act not having expired or been terminated, then such date shall be extended to August 31, 1998); provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

                  (f) by any party if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of the Company; provided that the Company shall provide to Parent three (3) business days' prior written notice that the Company may accept or approve a Superior Proposal.

         7.2   EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.3(b), 5.5, and 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement. The exercise by either party of a termination right pursuant to Section 7.1 shall not be deemed a breach of any provision of this Agreement.

                  (b) Any termination of this Agreement by the Company pursuant to Section 7.1(f) hereof shall be of no force or effect unless prior to such termination the Company shall have paid to Parent the sum as prescribed by Section 5.6.

         7.3 NOTICE OF TERMINATION. Subject to Section 7.2(b), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.

         7.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         8. GENERAL PROVISIONS

         8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time other than the Parent Tax Certificates and the Company Tax Certificates referred to herein.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           PLATINUM technology, inc.
                           1815 South Meyers Road
                           Oak Brook Terrace, Illinois   60181
                           Attention:                Andrew J. Filipowski,
                                                     Larry Freedman
                           Telecopy No.:             (630) 691-0710

                           with a copy to:

                           Katten Muchin & Zavis
                           525 West Monroe Street
                           Chicago, Illinois
                           Attention:                Matthew S. Brown, Esq.
                           Telecopy No.:             (312) 902-1061

                  (b)      if to the Company, to:

                           Mastering, Inc.
                           9201 East Mountain View Road
                           Suite 200
                           Scottsdale, Arizona 85258-5132
                           Attention:                Terence Graunke
                                                     Marc Pinto
                           Telecopy No.:             (602) 657-4005
                           with a copy to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois  60603
                           Attention:                Thomas A. Cole, Esq.
                                                     Paul L. Choi, Esq.
                           Telecopy No.:             (312) 853-7036

         8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References in this Agreement to "knowledge" shall mean the knowledge of the officers and directors of the Company or Parent, as the case may be.

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to Sections 5.14 and 5.17.

         8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

PLATINUM technology, inc.                    MASTERING, INC.


By: /s/ Larry S. Freedman                    By: /s/ Marc Pinto
   -----------------------------               ------------------------------
Name:  Larry S. Freedman                     Name: Marc Pinto
     ---------------------------                  ---------------------------
Title: Senior Vice President and             Title: Executive Vice President
      --------------------------                   --------------------------
       General Counsel                             and Chief Financial Officer
      --------------------------                   --------------------------
PT ACQUISITION CORPORATION I


By: /s/ Larry S. Freedman
   -----------------------------
Name: Larry S. Freedman
     ---------------------------
Title: Senior Vice President and
      --------------------------
       General Counsel
      --------------------------                                       52